Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Mark F. A. Kearns
Chief Accounting Officer
T: +352 2469 7954
E: mark.kearns@altisource.lu

April 24, 2013

Altisource Announces Intention to Exercise $200 Million Accordion Feature and Amend Senior Secured Term Loan

LUXEMBOURG, April 24, 2013 (GLOBE NEWSWIRE) — Altisource Portfolio Solutions S.A. (Nasdaq:ASPS) today announced that it will hold a lenders meeting with regard to its wholly-owned subsidiary, Altisource Solutions S.à r.l., exercising the $200 million accordion feature under its existing Senior Secured Term Loan (“SSTL”), and seeking modifications to covenants to increase the ability to repurchase the Company’s stock and to certain other provisions of the SSTL. The net proceeds resulting from the accordion exercise are expected to be used to fund the remainder of the previously announced transaction with Ocwen Financial Corporation related to the Residential Capital, LLC servicing portfolio, for stock repurchases and for general corporate purposes including potential acquisitions. The Company currently expects to close the SSTL accordion exercise and amendments in early May. The Company noted further that notwithstanding the current intention to incur debt, there can be no assurance that sufficient debt capacity will be available as needed on terms acceptable to the Company.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and debt financing; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

About Altisource

Altisource Portfolio Solutions S.A. (Nasdaq:ASPS) is a global provider of services focused on high-value, technology-enabled knowledge-based solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

Source: Altisource Portfolio Solutions S.A.